Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-131208) of Cambridge Display Technology, Inc.

(2)	Registration Statement (Form S-8 No. 333-122167) pertaining to the CDT Acquisition Corp. Amended and Restated Stock Incentive Plan and the Cambridge Display Technology, Inc. 2004 Stock Incentive Plan

of our report dated March 13, 2006, with respect to the 2005 consolidated financial statements of Cambridge Display Technology, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    Ernst & Young LLP

Ernst & Young LLP

Cambridge, England

March 13, 2006